                                                                     EXHIBIT 4.2

                                   AMENDMENT
                                       TO
                       PHARMACY MANAGEMENT SERVICES, INC.
                        1990 INCENTIVE AND NON-STATUTORY
                               STOCK OPTION PLAN


         At the Annual Meeting of Shareholders held on December 5, 1991, the shareholders approved an amendment to the Company's 1990 Incentive and Non-Statutory Stock Option Plan (the "Plan") as follows: The total number of shares covered by the Plan is hereby increased from 400,000 to 800,000 shares. All other provisions of the Plan remain the same.


Dated: December 5, 1991